Exhibit 99.1

Education Management LLC Reports Record Fiscal 2007 Second Quarter Results

          PITTSBURGH, Feb. 7 /PRNewswire-FirstCall/ -- Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended December 31, 2006. Net revenues rose 14.8% to $358.8 million for the second quarter of fiscal 2007 with enrollment for the Winter quarter of approximately 81,800 students, up 13.7% from the same period in the prior year.

          John R. McKernan, Jr., Chairman and Chief Executive Officer of Education Management, commented, “As we continue to try to strike the right balance between consistent performance and investing in our future growth, we are pleased to report record student enrollment for our Winter start, as well as the first class at the newly-opened The Art Institute of Jacksonville.”

          Financial Highlights

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Revenues for the three months ended December 31, 2006 increased 14.8% to $358.8 million, compared to $312.6 million for the same period a year ago. This increase was impacted by a 10.8% increase in average total student enrollment and an approximate 5% increase in tuition rates.

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For the second quarter of fiscal 2007, net income decreased to $25.4 million from $47.6 million in the prior year period due primarily to interest expense incurred during the fiscal 2007 second quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 13.4% to $107.2 million from $94.5 million for the same period a year ago primarily due to higher revenue and the benefit of lower compensation expense under Statement of Financial Accounting Standards (SFAS) No. 123( R ) offset in part by increases in marketing and admissions expenses and incremental investments in new campuses. The Company recorded no compensation expense under SFAS No. 123( R ) during the second quarter of fiscal 2007 as compared to $7.0 million during the same period in the prior year.

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At December 31, 2006, cash and cash equivalents were $155.6 million compared to $263.3 million at June 30, 2006. There were no outstanding borrowings on the revolving credit facility at December 31, 2006 compared with borrowings of $160.0 million at June 30, 2006.

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Cash flow from operations for the six month period ended December 31, 2006 was $102.1 million compared to $130.9 million in the prior year period. The lower amount this fiscal year was primarily due to interest payments on outstanding indebtedness.

-	Cash paid for capital expenditures was $45.6 million, or 7.0% of revenue, for the six months ended December 31, 2006 compared to $36.0 million, or 6.4% of revenue, for the same period in fiscal 2006.

          The presentation of EBITDA does not comply with generally accepted accounting principles (GAAP).  For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance) and a reconciliation to GAAP, see the Non-GAAP Financial Measures disclosures in the financial tables section below.

          Student Enrollment

          At the start of the current Winter quarter (third quarter of fiscal 2007), total enrollment at our schools was approximately 81,800 students, a 13.7% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 13.1% to approximately 81,400 students. Students enrolled in fully online programs increased 102.3% to approximately 7,900 students.

	2007 Winter	2006 Winter	Percentage Change

Total enrollment	81,800	71,900	13.7%
Same-school enrollment (owned for 1 year or more)	81,400	71,900	13.1%
Students enrolled in fully online programs	7,900	3,900	102.3%

          Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due to an increased percentage of students at our schools enrolling in online and bachelor’s degree programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

          Change in Ownership

          On June 1, 2006, a consortium of investors acquired Education Management Corporation in a transaction valued at approximately $3.4 billion.  Education Management Corporation contributed substantially all of its assets and liabilities to Education Management LLC in connection with the closing of the transaction.  Periods prior to June 1, 2006 refer to Education Management Corporation, or the “Predecessor”, while periods after the closing of the transaction refer to Education Management LLC, or the “Successor”.

          Conference Call and Webcast

          Education Management will host a conference call to discuss its fiscal 2007 second quarter on Thursday, February 8, 2007 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2053 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

          About Education Management

          Education Management (www.edmc.com), with over 80,300 students as of Fall 2006, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue. Education Management has 74 primary locations in 24 states and two Canadian provinces. Education Management’s educational institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate’s through doctoral degrees. Education Management has provided career-oriented education for over 40 years.

          Cautionary Statement

          This press release may include information that could constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward- looking statements.

          FOR:  Education Management LLC
                    COMPANY CONTACTS:
                    James Sober, CFA
                    Vice President, Finance
                    (412) 995-7684

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	Successor	Predecessor	Successor	Predecessor
	For the three months ended December 31,		For the six months ended December 31,

	2006	2005	2006	2005

Net revenues	$358.8	$312.6	$649.3	$565.6
Costs and expenses:
Educational services	196.7	171.1	381.4	342.5
General and administrative	72.7	62.5	145.3	122.0
Amortization of intangible assets	4.9	1.1	10.0	2.6
Total cost and expenses	274.3	234.7	536.7	467.1
Income before interest and income taxes	84.5	77.9	112.6	98.5
Interest (income) expense, net	43.1	(1.4)	87.1	(2.2)
Income before income taxes	41.4	79.3	25.5	100.7
Provision for income taxes	16.0	31.7	9.9	39.1
Net income	$25.4	$47.6	$15.6	$61.6

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED CASH FLOW DATA - FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	Successor	Predecessor
	For the six months ended December 31,

	2006	2005

Net cash flows provided by operations	$102.1	$130.9
Depreciation and amortization	44.7	34.3
Capital expenditures (a)	(45.6)	(36.0)

(a)	represents cash paid for property and equipment, leasehold improvements and online curriculum development

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA - FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	Successor	Predecessor
	As of December 31,

	2006	2005

Cash and cash equivalents	$155.6	$213.4
Current assets	258.9	296.9
Total assets	3,799.6	976.5
Revolver	—	—
Current liabilities	283.9	163.6
Long-term debt (including current portion)	1,946.6	8.7
Shareholders’ equity	1,288.7	754.6

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES - FISCAL SECOND QUARTER
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

          Non-GAAP Financial Measures

          EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense (income), taxes, depreciation and amortization. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of Education Management Corporation (Predecessor) and future results of Education Management LLC (Successor) that reflect purchase accounting and the new capital structure.

	Successor	Predecessor	Successor	Predecessor
	For the three months ended December 31,		For the six months ended December 31,

	2006	2005	2006	2005

Net income	$25.4	$47.6	$15.6	$61.6
Interest (income) expense, net	43.1	(1.4)	87.1	(2.2)
Provision for income taxes	16.0	31.7	9.9	39.1
Depreciation and amortization	22.7	16.6	44.7	34.3
EBITDA	$107.2	$94.5	$157.3	$132.8

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
(Dollars in millions) (Unaudited)

          Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

For the twelve months ended December 31, 2006

Net income	$34.8
Interest expense, net	98.0
Provision for income taxes	32.0
Depreciation and amortization	80.7
EBITDA	245.5
Reversal of impact of unfavorable leases	(1.1)
Equity compensation expense	18.9
Transaction and advisory expense	41.7
Severance and relocation	3.0
Adjusted EBITDA - Covenant
Compliance	$308.0

SOURCE  Education Management LLC
          -0-                                                            02/07/2007
          /CONTACT:  James Sober, CFA, Vice President, Finance of Education Management LLC, +1-412-995-7684/
          /Web site:  http://www.edmc.com/